Amendment No. 1 to
                       Nonstatutory Stock Option Agreement

     This Amendment No. 1 to the Nonstatutory Stock Option Agreement dated August 17, 2004 is by and between NVE Corporation (the "Company") and Patricia
M. Hollister (the "Optionee"), effective as of March 28, 2005 (the
"Amendment").

                                    Recitals

A. The Company and the Optionee entered into a Stock Option Agreement dated August 17, 2004 (the "Option Agreement") pursuant to which the Optionee was granted a nonstatutory stock option under the Company's 2000 Stock Option Plan (the "Plan") to purchase up to 6,000 shares of the Company's common stock at an exercise price of $37.38 per share.

B. The Compensation Committee of the Company approved an immediate and full acceleration of vesting of all stock options outstanding under the Plan with an exercise price greater than $20 per share.

C. The Company and the Optionee desire to amend the Option Agreement to reflect the immediate and full vesting of the nonstatutory stock option granted under the Option Agreement in accordance with the terms and conditions of this Amendment.

                                    Agreement

     In consideration of the recitals, the Company and the Optionee agree as follows:

1. Amendment to Section 4.1. Section 4.1 of the Option Agreement is hereby amended in its entirety to read as follows:

"4.1 Vesting Schedule. The Option will fully vest and be exercisable as to all Stock purchasable under the Option from and after March 28, 2005."

2. Scope of Amendment. Except as expressly modified by this Amendment, all of the terms and conditions of the Option Agreement remain in full force and effect.

     The Company and the Optionee have executed this Amendment as of the effective date set forth above.

NVE CORPORATION                              OPTIONEE

By:    /s/ Daniel A. Baker                 /s/ Patricia M. Hollister
Name:  Daniel A. Baker                     Patricia M. Hollister
Title: President & CEO